Exhibit 99.1

FOR IMMEDIATE RELEASE

May 25, 2004

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces 8% Increase in Cash Dividend

Lafayette, Louisiana – The Board of Directors of IBERIABANK Corporation (NASDAQ: IBKC), announced the declaration of a quarterly cash dividend of $0.26 per share, up 8% compared to the cash dividend paid in the first quarter of 2004 and 18% versus the same quarter last year. The dividend is payable on July 21, 2004 to shareholders of record as of June 30, 2004. This dividend level equates to an annualized dividend rate of $1.04 per share. Based on the closing stock price on May 24, 2004 of $58.00 per share, the indicated dividend yield is 1.79%.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation commented, “We are delighted to provide to our shareholders a quarterly cash dividend that recognizes the exceptional financial strength of our Company and our confidence we have in our future.”

At March 31, 2004, IBERIABANK Corporation had assets of $2.3 billion, shareholders’ equity of $217 million and a Tier 1 Leverage capital ratio of 7.86%. The Company’s common stock trades on the NASDAQ Stock Market under the symbol “IBKC”.

IBERIABANK Corporation shareholders may take advantage of the Company’s Dividend Reinvestment Plan. This program provides a convenient, economical way for shareholders to increase their holdings of the Company’s common stock. The shareholder pays no brokerage commissions or service charges while participating in the plan.

To enroll in IBERIABANK Corporation’s Dividend Reinvestment Plan, shareholders must have their stock certificate numbers and complete an enrollment form. Enrollment forms and a summary of the plan are available from the Registrar and Transfer Company by calling (800) 368-5948.

IBERIABANK operates full service offices in New Orleans, Shreveport, Baton Rouge, northeast Louisiana and the Acadiana region of Louisiana. The deposits of IBERIABANK are insured by the Federal Deposit Insurance Corporation to the full extent provided for by law and regulation.